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               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549





                            FORM 11-K





                          ANNUAL REPORT


                Pursuant to Section 15(d) of the
                 Securities Exchange Act of 1934

          For the Fiscal Year Ended December 31, 1993.





           Yankee Atomic Electric Company Thrift Plan
                         580 Main Street
                Bolton, Massachusetts 01740-1398


                   New England Electric System
                        25 Research Drive
                Westborough, Massachusetts  01582
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Financial Statements:

     *An Audited Statement of Financial Conditions as of the Last
      Two Fiscal Years for the Plan

     *An Audited Statement of Income and Changes in Plan Equity for Each of the Last Three Fiscal Years of the Plan

Exhibits:

     *Consent of Coopers & Lybrand





*Filed Under Cover of Form SE

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                            Signature

     The Benefits Committee (Plan Administrator for the Yankee
Atomic Electric Company Thrift Plan) has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                                   Benefits Committee


                                       s/ M.E. Jesanis
                                   By:
                                       M.E. Jesanis, Chairman



June 10, 1994